SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 16, 2007

WASHINGTON MUTUAL, INC.
(Exact name of Registrant as specified in its charter)

Washington	1-14667	91-1653725
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 SECOND AVENUE
SEATTLE, WASHINGTON 98101
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (206) 461-2000

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

        On January 16, 2007, the Human Resources Committee of the Board of Directors (the “Committee”) of Washington Mutual, Inc. (the “Company”) approved a number of compensation related items, including the establishment of target bonus amounts and the performance criteria applicable to the Company’s Leadership Bonus Plan for 2007 (the “2007 Bonus Plan”) for cash bonuses that certain Company employees, including its executive officers, are eligible to earn for 2007. The Leadership Bonus Plan operates under the Company’s Executive Incentive Compensation Plan, which was approved by shareholders at the Company’s 2006 Annual Meeting. Under the Leadership Bonus Plan, the Committee establishes target bonuses for executive officers as a percentage of the officers’ salaries, selects one or a number of performance criteria that will be used to determine the extent to which a target bonus is earned and the weighting to be assigned to each performance criteria, and determines the threshold, target and maximum amounts that will be payable based upon actual performance. The Committee may adjust these parameters on a year-to-year basis as it deems appropriate and may take into account additional factors it determines appropriate in determining the actual bonuses to be paid.

        For the 2007 Bonus Plan, the Committee set target bonuses for executive officers of up to 350% of salary depending on position and determined the range for actual amounts payable under the 2007 Bonus Plan to be from a threshold of 50% to 150% of the target amount, with no bonuses paid if the established thresholds are not met. In addition, the Committee established 2007 performance criteria as follows: 40% of the target bonus depends upon the Company’s 2007 earnings-per-share relative to three sets of target goals that vary based upon alternative interest rate scenarios; 25% of the target bonus depends upon the Company’s 2007 non-interest expense relative to a target goal; 25% of the target bonus depends on the Company’s 2007 non-interest income excluding its 2007 mortgage servicing rights risk management results, as will be reported in the Company’s year-end earnings release table under Total MSR Risk Management; and 10% of the target bonus depends upon the Company’s customer loyalty performance.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2007		WASHINGTON MUTUAL, INC.
	By:	/s/ Fay L. Chapman Fay L. Chapman Senior Executive Vice President